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                                                            EXHIBIT 10(iii)(a)39

WHEREAS AT&T entered into an employment agreement with Ms.Bernard dated April 9, 2001; and

Whereas it was the intent of Ms. Bernard's employment agreement to make up for significant forfeitures that she experienced as a result of accepting employment with AT&T; and

Whereas at the time she began employment negotiations with AT&T she was in the process of establishing Nevada as her primary residence after her retirement from her former employer.

Whereas Nevada residency would have resulted in significant savings of state income taxes in 2001 on income from her former employer; and

Whereas due to the length and complexity of the AT&T negotiations, Ms. Bernard was not able to finalize the residency change in a timely manner, resulting in her having to pay Colorado state income taxes of $434,427.06 related to income from her former employer; and

Whereas, after reduction for the federal tax deduction, Ms. Bernard's net tax liability for Colorado state income taxes is $341,434.06; and

Whereas, had this incremental tax liability been known at the time her employment contract was being negotiated, a make-up payment for this tax liability would have been made a component of her employment agreement; and

Whereas it is desirable for the Board of Director of the Company to approve a special payment to help offset this incremental state income tax liability.

NOW THEREFORE, be it:

RESOLVED: that a special payment in the amount of $341,434.06 is authorized to help to offset the incremental tax liability and shall be paid as soon as practicable.